Exhibit 99.2

FOR IMMEDIATE RELEASE

CEO Barry Gosin Adds Role as Chairman of Newmark’s Operating Company

NEW YORK, NY (February 18, 2025) — Newmark Group, Inc. (Nasdaq: NMRK) (“Newmark” or “the Company”), a leading commercial real estate advisor and service provider to large institutional investors, global corporations, and other owners and occupiers, today announced that Chief Executive Officer Barry M. Gosin will assume the additional role of Chairman of its operating company, Newmark & Company Real Estate, Inc.

Mr. Lutnick, who was confirmed today as the United States 41st Secretary of Commerce, has stepped down from his Executive Chairman position and the Company’s Board of Directors.

“Barry is an exceptional leader who is deeply respected and admired by employees and clients alike and has been a close friend and strategic partner for more than a decade,” said Howard Lutnick. “Together we have built one of the greatest commercial real estate companies in the United States – from a privately held company into a publicly held powerhouse that boasts an approximate $3.7 billion market capitalization. I have complete confidence in Barry’s ability to lead the firm and drive Newmark’s continued global expansion.”

Mr. Gosin is responsible for overseeing Newmark’s strategic direction and has been instrumental in guiding its dramatic expansion. Serving as CEO since 1979, he spearheaded Newmark’s sale to Howard Lutnick’s BGC Partners, Inc. in 2011 and Newmark’s IPO in 2017, as well as the Company’s spin-off from BGC in 2018. Since 2011, Newmark has been the fastest growing commercial real estate services company and has increased annual revenues by over 1,000 percent.1 Over the past ten years, the Company has expanded its commercial and multifamily origination market share approximately sixfold and increased its investment sales share by more than two and a half times.

“I am honored to take on this expanded role and look forward to continuing to drive transformative growth and innovation across all areas of our business, ensuring we remain at the forefront of our industry,” said Gosin. “Together with Newmark’s talented senior leadership team, we will deliver exceptional value to our stakeholders.”

Gosin is a member of the Executive Committee of the Board of Directors for the Partnership of New York City and a member of the Executive Committee of the Board of Governors at the Real Estate Board of New York. He is also a Trustee of Pace University and was honored with the Leaders in Management award. Additionally, he serves on the Board of Directors for Fountain House, a non-profit organization that provides community, employment and advocacy for people with serious mental illness in New York City and the country.

In separate releases, Newmark today announced additional Executive and Board changes. Please visit ir.nmrk.com.

[1]	Note the following: (i) Revenue growth is based on 2011 through 2023 total revenues, with the latter the most recent year for which such data is available for all publicly traded peers. These peers are U.S. tickers CBRE, CIGI, JLL, MMI, and WD, (in USD) and UK ticker symbol SVS (in GBP). US ticker CWK did not report revenues for periods before 2015 and is therefore excluded. Newmark’s 2011 revenues are based on unaudited revenues for Newmark & Company Real Estate, Inc., which BGC acquired in 2011. (ii) Market share data compares 2015 (the first full year in which Newmark had a GSE/FHA multifamily lending platform) to the twelve months ended December 31, 2024. Investment sales market share is calculated by dividing the Company’s U.S. volumes by MSCI U.S. investment sales volumes. Newmark’s origination market share are the Company’s total debt volumes divided by overall MBA commercial/multifamily mortgage origination volumes. For certain periods, MSCI loan data may be modeled by Newmark Research in lieu of MBA data.

CEO Barry Gosin Adds Role as Chairman of Newmark’s Operating Company

About Newmark

Newmark Group, Inc. (Nasdaq: NMRK), together with its subsidiaries (“Newmark”), is a world leader in commercial real estate, seamlessly powering every phase of the property life cycle. Newmark’s comprehensive suite of services and products is uniquely tailored to each client, from owners to occupiers, investors to founders, and startups to blue-chip companies. Combining the platform’s global reach with market intelligence in both established and emerging property markets, Newmark provides superior service to clients across the industry spectrum. For the twelve months ended December 31, 2024, Newmark generated revenues of nearly $2.8 billion. As of December 31, 2024, Newmark and our business partners together operated from approximately 170 offices with more than 8,000 professionals across four continents. To learn more, visit nmrk.com or follow @newmark.

Discussion of Forward-Looking Statements about Newmark

Statements in this document regarding Newmark that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company’s business, results, financial position, liquidity, and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

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Press Contact:

Deb Bergman
t 303-260-4307
deb.bergman@nmrk.com

Investor Contacts:

Jason McGruder
Shaun French
t 212-829-7124